Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Inducement Award Agreements and Performance Stock Unit Inducement Award Agreement of LL Flooring Holdings, Inc. of our reports dated March 1, 2023, with respect to the consolidated financial statements of LL Flooring Holdings, Inc. and the effectiveness of internal control over financial reporting of LL Flooring Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
August 9, 2023